Exhibit 99.1

TELA Bio Reports First Quarter 2025 Financial Results

MALVERN, PA, May 8, 2025 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the first quarter ended March 31, 2025.

Recent Highlights

●	Delivered revenue of $18.5 million in the first quarter 2025, representing growth of 12% over the prior year period and sequential growth of 5% over the fourth quarter of 2024;
●	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products during the first quarter, resulting in year-over-year revenue increase for each product of approximately 15% and 2%, respectively;
●	Commenced full U.S. commercial launch of larger sized OviTex PRS for use in plastic and reconstructive surgery, which may reduce the need for multiple small pieces and have the potential to simplify more complex plastic and reconstructive procedures;
●	Reiterated full year 2025 revenue guidance of $85.0 million to $88.0 million, representing 23% to 27% year-over-year growth.

“We are pleased with the strong performance in the first quarter of 2025 following the realignment and optimization of our sales organization,” said Antony Koblish, President and CEO of TELA Bio. “The complementary dynamic between our Territory Managers and Account Specialists enabled new account wins and greater market penetration across our product portfolio. We are focused on carrying this momentum throughout 2025 as we aim to drive higher revenue growth and increased operating leverage and continue to drive towards profitability.”

First Quarter 2025 Financial Results

Revenue was $18.5 million in the first quarter of 2025, an increase of 12% compared to the same period in 2024. The increase was due to an increase in unit sales of our hernia products resulting from the addition of new customers and growing international sales. This growth was partially offset by a decrease in average selling prices caused by product mix as the share of smaller-sized units increased following the introduction of robotically compatible OviTex IHR and our increased focus on growing market share in high-volume minimally invasive and robotic procedures.

Gross profit was $12.5 million in the first quarter of 2025, or 67.6% of revenue, compared to $11.3 million, or 68.3% of revenue, in the same period in 2024. The decrease in gross margin was primarily due to greater excess and obsolete inventory adjustments as a percentage of revenue.

Operating expenses were $22.9 million in the first quarter of 2025, compared to $23.7 million in the same period in 2024. The decrease was due to lower compensation costs resulting from efficiency efforts initiated in the third quarter of 2024, partially offset by higher commissions on an increased revenue base, higher study and outside development costs, and increased professional fees.

Loss from operations was $10.5 million in the first quarter of 2025, compared to a loss from operations of $4.8 million in the same period in 2024. The prior year period included the recognition of a gain of $7.6 million for the sale of certain assets related to the NIVIS Fibrillar Collagen Pack Device to MiMedx in March 2024.

Net loss was $11.3 million in the first quarter of 2025, compared to a net loss of $5.7 million in the same period in 2024.

Cash and cash equivalents on March 31, 2025 totaled $42.8 million.

2025 Financial Guidance Reiterated

●	Full year 2025 revenue is projected to range from $85.0 million to $88.0 million, representing growth of 23% to 27% over full year 2024.
●	2025 operating expenses are expected to be flat to 2024.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Thursday, May 8, 2025 to discuss its first quarter financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2025 and reduction in operating expenses throughout the full year 2025 compared to prior periods. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, increasing market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$42,833	$52,670
Accounts receivable, net of allowances of $267 and $275	10,557	10,098
Inventory	13,533	12,781
Prepaid expenses and other current assets	2,822	2,522
Total current assets	69,745	78,071
Property and equipment, net	2,201	2,341
Intangible assets, net	1,644	1,739
Right-of-use assets	1,678	1,738
Other long-term assets	1,626	2,276
Deferred tax asset, net	92	140
Restricted cash	265	265
Total assets	$77,251	$86,570

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,002	$2,147
Accrued expenses and other current liabilities	12,534	13,451
Total current liabilities	16,536	15,598
Long-term debt	41,275	41,124
Other long-term liabilities	1,317	1,390
Total liabilities	59,128	58,112

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 39,554,771 and 39,395,712 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	40	39
Additional paid-in capital	387,986	387,059
Accumulated other comprehensive income	91	90
Accumulated deficit	(369,994)	(358,730)
Total stockholders’ equity	18,123	28,458
Total liabilities and stockholders’ equity	$77,251	$86,570

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2025	2024
Revenue	$18,520	$16,603
Cost of revenue (excluding amortization of intangible assets)	5,913	5,172
Amortization of intangible assets	95	95
Gross profit	12,512	11,336
Operating expenses:
Sales and marketing	16,608	17,520
General and administrative	3,836	3,829
Research and development	2,540	2,393
Total operating expenses	22,984	23,742
Other operating income:
Gain on sale of product line	—	7,580
Loss from operations	(10,472)	(4,826)
Other (expense) income:
Interest expense	(1,219)	(1,332)
Other income	479	497
Total other expense, net	(740)	(835)
Loss before income tax expense	(11,212)	(5,661)
Income tax expense	(52)	—
Net loss	$(11,264)	$(5,661)
Net loss per common share, basic and diluted	$(0.25)	$(0.23)
Weighted average common shares outstanding, basic and diluted	45,267,020	24,579,386
Comprehensive loss:
Net loss	$(11,264)	$(5,661)
Foreign currency translation adjustment	1	6
Comprehensive loss	$(11,263)	$(5,655)